Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference to the Company’s previously filed Registration Statement on Form S-8 of our report dated June 24, 2005, relating to the consolidated financial statements of Boston Restaurant Associates, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended April 24, 2005.

/s/ BDO Seidman, LLP

Boston, Massachusetts
July 18, 2005